Exhibit 3

Execution Version

LOCK-UP AGREEMENT

March 14, 2024

Montana Technologies Corporation

34361 Innovation Drive

Ronan, Montana 59864

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to Montana Technologies Corporation, a Delaware corporation (formerly known as Power & Digital Infrastructure Acquisition II Corp.) (the “Company”), in accordance with that certain Agreement and Plan of Merger, dated as of June 5, 2023 (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transactions”), by and among the Company, XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“Merger Sub”), and Montana Technologies LLC, a Delaware limited liability company (“Legacy Montana Technologies”), pursuant to which Merger Sub merged with and into Legacy Montana Technologies, with Legacy Montana Technologies surviving such merger as a wholly owned Subsidiary of the Company. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed thereto in the Merger Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows.

Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) or Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) received by it pursuant to the terms of the Merger Agreement, any shares of Common Stock issuable upon the exercise of options and/or warrants to purchase shares of Common Stock received by it pursuant to the terms of the Merger Agreement, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the closing of the Transactions (collectively, the “Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Securities, whether any such transaction is to be settled by delivery of such Securities, in cash or otherwise or (iii) publicly announce any intention to effect or take any action in furtherance of any transaction specified in clause (i) or (ii) during the Lock- Up Period (as defined below) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”), in each case, until six months after the Closing (the “Lock-Up Period”); provided, however, that the Company may not consent to the Transfer by a Securityholder of Securities representing more than 1% of the then outstanding shares of Common Stock without the prior written consent of the Company’s Board of Directors.

The restrictions set forth in the immediately preceding paragraph shall not apply to:

(i)	in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity (or to any executive officer or director of such entity or of such entity’s affiliates) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by or under common management as such partnership);

(ii)	in the case of an individual, Transfers (x) by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, (y) to an affiliate of such person or (z) to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order or divorce decree or settlement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the individual and/or the individual’s immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vii)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(viii)	the exercise of any options or warrants to purchase Common Stock or the vesting of stock awards relating to shares of Common Stock and any related Transfer of shares of Common Stock in connection with such exercise or vesting (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(ix)	Transfers to satisfy any U.S. federal, state or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from such Securityholder’s ownership of the Securities, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Securities or otherwise resulting from the Transactions;

(x)	the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that (a) no sales of Securities shall be made by the Securityholder pursuant to such Trading Plan during the Lock-Up Period, and (b)(x) no public announcement or filing shall be made voluntarily regarding such Trading Plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the Securityholder or the Company regarding such Trading Plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such Trading Plan during the Lock-Up Period;

(xi)	transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s Securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xii)	in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Securityholder’s Securities in connection with a bona fide loan transaction; provided that prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to the Company a lock-up agreement in substantially the form of this Letter Agreement to take effect in the event that the pledgee takes possession of the Securityholder’s Securities as a result of a foreclosure, margin call or similar disposition;

provided, however, that in the case of clauses (i) through (vi), any transferee must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the successors and assigns of the Securityholder from and after the date hereof.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby (including, to the extent applicable, Sections 5(b) and 5(c) of that certain Letter Agreement, dated December 14, 2021, among the Company, Sponsor and certain other Persons party thereto). This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error or error immaterial to the Company) as to any particular provision.

No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each Securityholder and each of its successors, heirs and assigns and permitted transferees. This Letter Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. EACH OF THE PARTIES HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

This Letter Agreement may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Letter Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Letter Agreement be consummated as originally contemplated to the fullest extent possible.

This Letter Agreement shall automatically terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a liquidation, merger, stock exchange, reorganization or other similar transaction after the Closing that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property or (iii) the liquidation of the Company.

The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Letter Agreement by any party hereto, money damages may be inadequate and the non-breaching parties may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching parties shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by any such non-breaching party to cause another party to perform its respective agreements and covenants contained in this Letter Agreement. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Letter Agreement, and that no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Letter Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Letter Agreement.

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Very truly yours,

THREE CURVE CAPITAL LP

/s/ Stuart Porter
Name:	Stuart Porter
Title:	Authorized Signatory

[Signature Page to Lock-Up Agreement]